Designated Filer:	HORING JEFF
Issuer & Ticker Symbol:	SolarWinds, Inc. (SWI)

Date of Event Requiring Statement: April 28, 2010

Exhibit 99.1

Explanation of Responses

(1)

On April 28, 2010, the Insight IV Funds (defined below) and the Insight V Funds (defined below) distributed an aggregate of 7,000,000 shares of Common Stock of the issuer pro rata to their partners in accordance with their respective ownership interests as determined in accordance with the applicable limited partnership agreement of such entities (the “Distribution”). In connection with the Distribution, (i) Insight Venture Associates IV, L.L.C. (“Insight Associates IV”) acquired direct ownership of 156,431 shares for which it previously had indirect beneficial ownership, (ii) Insight Venture Associates V, L.L.C. (“Insight Associates V”) acquired direct ownership of 942,415 shares for which it previously had indirect beneficial ownership, (iii) Insight Venture Management, LLC (“Insight Management”) acquired direct ownership of 318 shares, and (iv) the reporting person acquired direct ownership of 82,239 shares for which he previously had indirect beneficial ownership.

(2)	The respective partners of the Insight IV Funds and the Insight V Funds did not furnish any consideration in exchange for shares received in connection with the Distribution.
(3)

The Insight IV Funds, the Insight V Funds, Insight Associates IV, Insight Associates V and Insight Management beneficially own 3,680,707 shares of Common Stock after giving effect to the Distribution. The amount listed includes: (i) 954,755 shares held by Insight Venture Partners V, L.P., 289,086 shares held by Insight Venture Partners (Cayman) V, L.P., 968,073 shares held by Insight Venture Partners V Coinvestment Fund, L.P. and 56,143 shares held by Insight Venture Partners V (Employee Co-Investors), L.P. (together, the "Insight V Funds"); (ii) 30,543 shares held by Insight Venture Partners IV (Co-Investors), L.P., 33,134 shares held by Insight Venture Partners (Cayman) IV, L.P., 1,970 shares held by Insight Venture Partners IV (Fund B), L.P. and 247,839 shares held by Insight Venture Partners IV, L.P (together, the "Insight IV Funds"); (iii) 156,431 shares held by Insight Associates IV; (iv) 942,415 shares held by Insight Associates V; and (v) 318 shares held by Insight Management. The reporting person is a member of the board of managers of Insight Holdings Group, LLC, which in turn is the managing member of Insight Management, as well as the managing member of Insight Associates IV and Insight Associates V, which are the general partners of the Insight IV Funds and the Insight V Funds, respectively. The reporting person disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that the reporting person is the beneficial owner of the securities for purposes of Section 16 or for any other purposes.